AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2000
                           REGISTRATION NO. 333-46754

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               SHOP AT HOME, INC.
             (Exact name of registrant as specified in its charter)
                  TENNESSEE                       62-1282758
     (State or other jurisdiction of           (I.R.S. Employer
      incorporation or organization)          Identification no.)
                           5388 HICKORY HOLLOW PARKWAY
                          ANTIOCH, TENNESSEE 37013-3128
                                 (615) 263-8000
                   (Address, including zip code, and telephone
             number, Including area code, of registrant's principal
                               executive offices)

                                                  Copy to:
GEORGE J. PHILLIPS                                C. MICHAEL NORTON
EXECUTIVE VICE PRESIDENT                          WYATT, TARRANT & COMBS
AND GENERAL COUNSEL                               1500 NASHVILLE CITY CENTER
SHOP AT HOME, INC.                                NASHVILLE, TENNESSEE 37219
5388 HICKORY HOLLOW PARKWAY                       (615)251-6744
ANTIOCH,  TENNESSEE 37013-3128
(615) 263-8000

          (Name and address, including zip code, and telephone number,
                   Including area code, of agent for service)
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
           Title of each                      Amount           Proposed maximum     Proposed maximum     Amount of

Common Stock, $.0025 par value            10,212,791(1)            $2.625(2)         $26,808,576(2)    $7,077.46(4)
Common Stock, $.0025 par value            12,970,163(3)            $4.25(3)          $55,123,193(3)    $14,553.00(3)


(1) Shares of common stock that may be offered pursuant to this registration statement consist of 10,212,791 shares of common stock issuable upon conversion of or issuance of common stock dividends on the Series B Convertible Preferred Stock and 2,000,000 shares of common stock issuable upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we included (i) 7,051,169 shares, representing 200% of the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock, determined as if the Series B Convertible Preferred Stock were converted in full at the conversion price of $2.45 as of September 26, 2000, excluding accrued dividends, less the 9,275,362 previously registered for this purpose pursuant to the registration statement described in footnote 3; plus
          (ii) 1,161,622 shares, representing 200% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series B Convertible Preferred Stock, assuming a dividend conversion price of $2.5206, the applicable dividend conversion price as of September 27, 2000, less the 1,694,801 shares previously registered for this purpose pursuant to the registration statement described in footnote 3; plus
          (iii) 2,000,000 shares, representing 200% of the number of shares of common stock issuable upon exercise of the warrants, less the 2,000,000 shares previously registered for this purpose pursuant to the registration statement described in footnote 3.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average high and low prices of the common stock on September 26, 2000, as reported by the Nasdaq National Market.

(3) 12,970,163 shares of common stock are being carried forward from an earlier registration statement on Form S-3 (registration file number 333-42258). Of the 12,970,163 shares of common stock previously registered, no shares have been sold as of September 26, 2000. Due to a recent decrease in the market price of the common stock, the Company is required by the Registration Rights Agreement dated as of June 30, 200 to register an additional 10,212,791 shares of common stock. The proposed maximum offering price for the shares being carried forward was estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee based on the average high and low prices of the common stock on July 19, 2000, as reported by the Nasdaq National Market. The Company previously paid a filing fee of $14,553.00 with the earlier registration statement.

(4) The Company previously paid the filing fee of $7,077.46 on September 27, 2000, in connection with the filing of the initial Registration Statement.

In accordance with Rule 429 of Regulation C of the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus that also relates to Registration Statement No. 333-42258.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SELLING SECURITYHOLDERS OF SHOP AT HOME MAY NOT SELL THESE SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION - October 10, 2000


PROSPECTUS

                                            23,182,954 SHARES
[COMPANY LOGO]                              SHOP AT HOME, INC.
                                               Common Stock


             This prospectus relates to 23,182,954 shares of our common stock which the selling securityholders, including their transferees, pledgees or donees or their successors, may sell from time to time. Included in this amount are 12,970,163 shares of common stock previously covered by an earlier registration statement.

         We are registering the shares to permit the selling securityholders to sell the shares from time to time in the public market. The securityholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section "Plan of Distribution" beginning on page 27. We cannot assure you that the selling securityholders will sell all or any portion of the common stock offered under this prospectus.

         Shop At Home sells specialty consumer products, primarily collectibles, through interactive electronic media, including broadcast, cable and satellite television, and, increasingly, the Internet.

         The shares of Shop At Home are quoted in the Nasdaq National Market under the symbol "SATH." On September 26, 2000, the last reported sale price in the Nasdaq National Market was $2.50 per share.

         Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement also relates to the shares of common stock registered under Registration Statement No.
333-42258.

You should carefully consider the risks and uncertainties described below and the other information contained or incorporated by reference in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         See "Risk Factors" on pages 3 to 15 for factors that should be considered before investing in the shares of Shop At Home.
--------------------------------------------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

              The date of this prospectus is _______________, 2000

TABLE OF CONTENTS
                                                                       PAGE

Risk Factors..............................................................3
Available Information....................................................15
Forward-Looking Statements...............................................16
Shop At Home ............................................................17
Use of Proceeds..........................................................18
Description of Capital Stock.............................................18
Selling Shareholders.....................................................30
Plan of Distribution.....................................................31
Legal Matters............................................................33
Experts..................................................................33


         Our principal executive offices are located at 5388 Hickory Hollow Parkway, Antioch, Tennessee 37013. Our telephone number is (615) 263-8000. Our Internet address is www.collectibles.com. Information contained on this website is not part of this prospectus or any prospectus supplement.

         The terms "Shop At Home," "we," "our" and "us" refer to Shop At Home, Inc., and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. The term fiscal 2000 and similar terms refer to our fiscal year ending on June 30 of that year.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not authorized or in which the person making such offer or sale is not qualified to do so or to anyone to whom it is unlawful to make such offer or sale.

         You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to the other information included in this prospectus, before purchasing shares of common stock of Shop At Home. Each of these risks could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment involves a high degree of risk.

         Risk Related to the Series B Preferred Stock

         The conversion of the Series B Preferred Stock and the exercise of the related warrants could result in substantial numbers of additional shares being issued if our market price declines. The Series B Preferred Stock converts at a floating rate based on the market price of our common stock, but the conversion price may not exceed $12.00 per share, subject to adjustment. As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares the holder will receive. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page 20 under "Description of Capital Stock--Preferred Stock--Series B Convertible Preferred Stock--Conversion."

         The conversion of and the payment of dividends in shares of common stock in lieu of cash on the Series B Preferred Stock may result in substantial dilution to the interests of other holders of our common stock. While no selling securityholder may convert its Series B Preferred Stock if upon such conversion the selling securityholder (together with its affiliates) would have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the holder's shares of common stock previously owned, would exceed 9.99% of our then outstanding common stock (excluding shares issuable upon conversion of Series B Preferred Stock which have not been converted and upon exercise of warrants which have not been exercised), this restriction does not prevent a selling securityholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling securityholder could eventually sell more than 9.99% of our outstanding common stock while never holding more than 9.99% at any specific time.

         We may issue additional shares and dilute your ownership percentage. Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Shop At Home. We may issue additional shares of common stock or preferred stock:

         to raise additional capital or finance acquisitions,

         upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, and/or in lieu of cash payment of dividends.

         As of September 26, 2000, other than the warrants issued to the holders of Series B Preferred Stock, there were outstanding warrants to acquire an aggregate of 2,170,066 shares of common stock, and there were outstanding options to acquire an aggregate of 3,078,150 shares of common stock. If exercised, these securities will dilute your percentage ownership of common stock. These securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occur, the number of shares of common stock that may be acquired upon conversion or exercise would increase. In addition, the number of shares that may be issued upon conversion of or payment of dividends in lieu of cash on the Series B Preferred Stock could increase substantially if the market price of our common stock decreases during the period the Series B Preferred Stock is outstanding.


         For example, the number of shares of common stock that we would be required to issue upon conversion of all 2,000 shares of Series B Preferred Stock, excluding shares issued as accrued dividends, would increase from approximately 8.2 million shares, based on the applicable conversion price of $2.45 per share as of September26, 2000, to approximately:

        10.9 million shares if the applicable conversion price decreased 25%;

        16.3 million shares if the applicable conversion price decreased 50%; or

        32.7 million shares if the applicable conversion price decreased 75%.

         We may be required to delist our shares from Nasdaq if specific events occur. In accordance with Nasdaq Rule 4460, which generally requires stockholder approval for the issuance of securities representing 20% or more of an issuer's outstanding listed securities, and under the terms of the agreement pursuant to which we sold the Series B Preferred Stock and related warrants, we must solicit stockholder approval of the issuance of such preferred shares and warrants, including the shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants, at a meeting of our stockholders, which shall occur on or before November 30, 2000. If we obtain stockholder approval, there is no limit on the amount of shares that could be issued upon conversion of the Series B Preferred Stock. If we do not obtain stockholder approval and are not obligated to issue shares because of restrictions relating to Nasdaq Rule 4460, we may be required to pay a substantial penalty and may be required to voluntarily delist our shares of common stock from the Nasdaq Stock Market. In that event, trading in our shares could decrease substantially, and the price of our shares of common stock may decline. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page 20 under "Description of Capital Stock--Series B Convertible Preferred Stock."

         Substantial sales of our common stock could cause our stock price to fall. If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and upon conversion of and issuance of common stock dividends on the Series B Preferred Stock and exercise of the related warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of September 22, 2000, we had outstanding 31,266,787 shares of common stock and warrants and options to acquire an aggregate of 5,248,216 shares of common stock, of which warrants and options to acquire an aggregate of 4,135,266 shares were vested and exercisable. As of September 26, 2000, of the shares that are currently outstanding, approximately 27.0 million are freely tradeable in the public market and approximately 4.3 million are tradeable in the public market subject to the restrictions, if any, applicable under Rule 144 and Rule 145 of the Securities Act of 1933, as amended.

         In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for Shop At Home was 312,667 shares as of September 22, 2000) or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by stockholders of a substantial amount of our common stock could adversely affect the market price of our common stock.


         A decline in the market price of our stock could encourage short sales, placing further downward pressure on the price of our stock. The sale of large amounts of our common stock upon conversion of the Series B Preferred Stock or the payment of dividends in lieu of cash on the Series B Preferred Stock could result in a decline in the market price of the common shares. In addition, the sale of a large number of common shares upon the exercise of existing warrants and options could also result in a decline in the price of the common shares. A decline in the price of the common shares could encourage short sales. Short sales could place further downward pressure on the price of the common shares.

         We may be required to pay substantial penalties to the holders of the Series B Preferred Stock and related warrants if specific events occur. In accordance with the terms of the documents relating to the issuance of the Series B Preferred Stock and the related warrants, we are required to pay substantial penalties to a holder of the Series B Preferred Stock under specified circumstances, including, among others, the nonpayment of dividends on the Series B Preferred Stock in a timely manner;

                  our failure to deliver shares of our common stock upon conversion of the Series B Preferred Stock or upon exercise of the related warrants after a proper request;

                  failure to receive shareholder approval on or before November 30, 2000 of the issuance of the shares of common stock issuable upon conversion of and in lieu of cash dividends on the Series B Preferred Stock and upon exercise of the related warrants; or

                  a registration statement relating to the Series B Preferred Stock and related warrants, after being declared effective, becomes unavailable to cover the resale of the shares of common stock underlying such securities.

         If we fail to meet certain conditions in our agreements with the purchasers of the Series B Preferred Stock, certain adverse results could occur. Under our agreements with the purchasers of our Series B Preferred Stock, a holder of Series B Preferred Stock is subject to certain limitations on conversions and, subject to certain exceptions, may only engage in short sales of our common stock to the extent its short position does not exceed the number of shares of our common stock the holder has the right to acquire by exercising its warrants plus the number of shares of common stock issuable upon conversion of the Series B Preferred Stock for which we have delivered a conversion election notice requiring a conversion by the holder. However, these restrictions on conversions and on short sales no longer apply if, among other events, the closing sales price of our stock is lower than $3.00 for ten of 15 consecutive trading days or below $2.50 for three consecutive trading days. On September 22, 2000, our stock closed below $3.00 for ten days out of 15 consecutive trading days; however, prior to that date, the purchasers agreed to waive the termination of these short sale and certain conversion restrictions upon the occurrence of the events described in the preceding sentence until October 31, 2000 and to extend the waiver until December 31, 2000, if we meet certain conditions. Those conditions require that we either (1) have in place on October 31, 2000 a loan facility under which the sum of outstanding borrowings and available future borrowings equal $20.0 million and which meets certain other requirements, and we are in compliance with the terms of the loan facility; or (2) we enter into an agreement by October 31, 2000, to sell one of our television stations for cash proceeds, net of fees and expenses, of at least $30.0 million, and we meet certain requirements in connection with the sale. If we fail to meet one of these conditions, the restriction on certain short sales and conversions in our agreements with the purchasers of the Series B Preferred Stock will no longer apply. Short sales could have the effect of causing the price of our common stock to decline, resulting in the holders having a right to convert their shares of Series B Preferred Stock to a greater number of shares of common stock, causing further dilution to existing shareholders.

         In addition, if we fail to meet one of the two conditions described above, or if we rely on the sale of the station and the sale does not close by the earlier of March 15, 2001, and 10 days after final Federal Communications Commission approval of the sale, the fixed conversion price of the Series B Preferred Stock will reset from $12.00 to a price which is equal to the closing bid price of our shares of the fifth trading day after the date we fail to meet the conditions (if that price is lower than $12.00). The fixed conversion price is the maximum price at which the holders of the Series B Preferred Stock will be able to convert their shares of Series B Preferred Stock to our common stock. If the price resets from $12.00 to a lower price, the lower price will become the maximum conversion price for the entire time the Series B Preferred Stock is outstanding (subject only to future adjustments which might lower the fixed conversion price to an even lower price). If the price of our common stock were to subsequently increase, a holder of the Series B Preferred Stock would continue to have the right to convert its shares at the reset fixed conversion price. This could create downward pressure on the price of our stock.

Risks Related to Operational Matters

         We have a history of losses and anticipate future losses. There is no assurance that we can be profitable on a continuing basis. We had net losses of $13.5 million for fiscal year 2000. At June 30, 2000, we had an accumulated deficit of approximately $21.6 million. If we cannot return to profitability before the current net operating loss carryforwards expire, we would not be able to use these losses to offset future taxable earnings in federal and state income tax calculations.

         As we continue to implement our growth strategy, we intend to devote significant resources to develop and market our website and to acquire additional television stations. We will incur these costs before receiving the anticipated related net revenues. We expect to continue to incur operating and net losses and negative cash flow from operations, primarily due to our Internet expansion. While management is implementing plans to return the company to profitability, it is possible that we may not achieve favorable results. If our plans fail to return the Company to profitability, or if we are unable to generate sufficient cash from our business to fund our operational requirements and business strategy, we might be required to obtain additional funds through the incurrence of additional indebtedness or the sale of additional stock. Our current indebtedness agreements impose significant restrictions on our ability to incur additional debt, and we cannot be assured that additional investors will purchase our stock at prices which are acceptable to us, if at all. Failure to obtain these additional funds could have serious financial and business consequences, such as causing us to default on our current indebtedness or requiring that we significantly revise and limit our growth strategy.

         Failure to manage our rapid growth and related expenses could adversely affect our business. We have experienced rapid growth in net revenues in recent years. For fiscal 1997, 1998, 1999 and 2000, our net revenues increased by 69%, 46%, 51% and 32% over net revenues for the prior fiscal year. Almost all of the growth in net revenues in these years resulted from expanded carriage of our television programming on cable systems and broadcast stations. During these periods, we increased substantially the amounts paid for the carriage of our programming. We incurred other increased expenses associated with our growth, such as the opening of our new Nashville facilities, the upgrade of our hardware and software systems and increased payroll. We anticipate that with further expansion of our facilities, infrastructure and payroll will be necessary to accommodate increased sales. We must effectively control expenses to operate profitably. We expect that our growth will continue to place a significant strain on our management, operational and financial resources.

         We face significant competition. The sale of consumer products by electronic media is intensely competitive. The television commerce industry is dominated by two established competitors, The Home Shopping Network and the QVC Network. Both of these networks have substantially more television and cable carriage than we do. We also compete with ValueVision, another broadly distributed television commerce company. Additionally, we compete with other companies which sell consumer goods on the Internet. Many of our competitors, both in television and Internet commerce, have substantially greater financial, distribution and marketing resources than we do. We generally compete with traditional store and catalog retailers, many of whom also have substantially greater financial, distribution and marketing resources than we do. These competitors may enter into business combinations, joint ventures and strategic alliances with each other, which could further enhance their resources.

         We may not be able to increase our television distribution. Our growth relies on increasing the television distribution of our programming. This will require entering into new carriage agreements and acquiring additional television stations. There can be no assurance that we will be successful in entering into agreements or acquisitions on terms acceptable to us. Additionally, there can be no assurance that the money required to enter into these agreements will be available to us. If we cannot enter into these agreements, we may be unable to increase our distribution. This could cause our growth to slow or stop.

         We may lose television coverage as a result of the sale of our station in Bridgeport, Connecticut. We have agreed to sell our television station in Bridgeport, Connecticut, to a third party purchaser who, upon closing, does not intend to broadcast our programming. We reach approximately 765,000 full-time cable households in the Bridgeport-New York market, which constitutes about 3% of the full-time equivalent households we reach. There is no assurance that we can successfully negotiate agreements with cable companies or other television stations in that market to carry our programming or the price we might be required to pay to replace the lost coverage. The loss of coverage will cause a corresponding loss in our gross revenues.

         Our brand names may not achieve the broad recognition necessary to succeed. We believe that the importance of brand recognition for collectibles.com and Shop At Home Network will increase as more companies engage in electronic commerce. If vendors do not perceive that we have an effective marketing and sales channel for their merchandise, or consumers do not perceive us as offering an entertaining and desirable way to purchase merchandise, we will be unsuccessful in promoting and maintaining our brands. We expect to substantially increase our financial commitment to create and maintain brand loyalty among vendors and consumers with no assurance of success.

         We could experience system and equipment failures that could harm our business. Our success is dependent upon our television programming equipment and our communications and computer hardware and software, substantially all of which is located at our Nashville facilities. We have recently installed new hardware and software at these facilities and have experienced a number of computer related problems during the transition which have negatively affected operations. We will be dependent on our vendors for post-installation maintenance and support which cannot be assured.

         Our equipment and systems are also vulnerable to break-down, natural disasters, power loss, telecommunication failures and similar events. Our owned television stations are subject to the same interruptions and failure. Our computer servers are vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptive problems. These and other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to our customers.

         Our success depends on our key personnel. Our success is substantially dependent upon the ability and expertise of our senior management and other key employees, including Kent E. Lillie, our President and Chief Executive Officer. If we lose the services of one or more key employees, our operations could be adversely affected. There can be no assurance that Mr. Lillie will serve out the term of his employment and non-compete agreement through February 2004, or extend his employment beyond such date. There can also be no assurance that the other key executive officers, even those employed pursuant to employment or non-compete agreements, will continue their employment.

         We may not be able to hire or retain the employees required to expand our business. Most of our employees work in Nashville, where the current unemployment rate is very low. This makes it difficult for us to attract and retain qualified personnel for a variety of positions. The development and implementation of the computer systems necessary to support our website require technical abilities and expertise which are different from the technical skills necessary for a television programming operation. As a result, we may need to employ additional highly skilled personnel to develop and maintain our website. There can be no assurance that we will be able to hire these employees or that we will be able to afford the salaries they may demand. If we are unable to employ these persons within our planned timetable or the costs of such employees are higher than expected, our operations generally could be adversely affected.

         Our operating results may fluctuate from period to period. Our quarterly and annual operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. These include:

         our ability to react quickly to consumer trends and the popularity of some categories of collectible items;

         our ability to acquire desirable products on an exclusive basis;

         technical difficulties or service interruptions;

         the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

         general, regional and local financial conditions that may impact our potential customers and suppliers; and

         the seasonality of our business.

         Risks Related to the Internet

         We have a limited history of operations on the Internet and our Internet strategy may be unsuccessful. We introduced shopathomeonline.com in 1997 and launched collectibles.com in November 1999. Our net revenues from Internet commerce were not significant prior to November 1999. For the year ended June 30, 2000, net revenues from Internet commerce were approximately $4.7 million, or about 2.3% of our total net revenues. We plan to devote significant funds and resources to develop and promote the website. In addition to the risks of our business generally, the risks associated with developing operations in a new and rapidly evolving market, such as online commerce, include our ability to:

         successfully implement our brand awareness and marketing campaigns;

         successfully compete against other companies that sell similar products online;

         develop new strategic and marketing relationships to advertise and direct customers to our website;

         continue to develop and upgrade our technology;

         manage growth;

         respond to changes in a rapidly evolving and unpredictable businesS environment; and

         attract, retain and motivate qualified personnel.

         Our business will be dependent on the development and maintenance of the Internet infrastructure. The success of our Internet commerce business will depend in large part upon continuing development of infrastructure for providing Internet access and services. The Internet could lose its viability due to delays in the development or adoption of new standards and protocols intended to handle increased levels of Internet activity. There can be no assurance that the infrastructure or complementary services will be developed or, if they are developed, that the Internet will be a viable marketing and sales channel for the merchandise we offer.

         Security breaches could harm our business. A significant barrier to electronic commerce is the secure transmission of confidential information over public networks. Currently, a significant number of our customers authorize us to bill their credit cards to buy our products. For Internet sales we rely on encryption and authentication technology licensed from third parties to protect the confidentiality of our customers' information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business, damage our reputation and expose us to a risk of loss or litigation and possible liability.

         The protection of our domain names is uncertain because the regulation of domain names is subject to change. We hold rights to various Internet domain names, including collectibles.com. Regulation of domain names is expected to change in the near future. We may not be able to acquire or to maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our proprietary rights. Third parties have domain names similar to ours, and we may be unable to prevent third parties from acquiring additional domain names that are similar to ours or that infringe upon or diminish the value of our proprietary rights.

         The  Internet  is  subject  to  legal   uncertainties   and   potential
governmental regulation that could affect our business. The application of existing laws to the Internet, particularly with respect to property ownership, the payment of sales taxes, libel and personal privacy, is uncertain and may take years to resolve. Because the Internet and electronic commerce are becoming increasingly popular, various governments may seek to adopt laws and regulations to control their use. These laws and regulations could apply to privacy, pricing and the characteristics and quality of products and services. The growth and development of electronic commerce may also prompt calls for more stringent consumer protection laws. These laws may impose additional burdens on companies conducting business over the Internet. The adoption of any of these laws or regulations may reduce Internet usage, which, in turn, could decrease the demand for our products or increase our costs. Several telecommunications carriers have asked the Federal Communications Commission to regulate telecommunications over the Internet, regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC grants these requests, the costs of communicating on the Internet could increase substantially, which could reduce Internet usage. Any such request granted by the FCC could harm our business. In addition, U.S. and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. New restrictions in this area could limit our ability to operate as planned and result in significant compliance costs.

Risks Related to our Capital Structure

         We have substantial debt, and our senior notes require large interest payments and the payment of principal in 2005. Our long term debt consists of $75.0 million of 11% Senior Secured Notes issued in March 1998 and a revolving credit facility through a commercial bank of $14.0 million. The annual interest payments on the Senior Notes total approximately $8.3 million, and the entire principal amount is due in July 2005. The annual interest payments on the revolving credit facility, at the current interest rate, are approximately $1.2 million, and the entire principal amount is due in July 2001. This debt could have material consequences to us and the holders of our securities, including the following:

                  a substantial portion of our cash flow from operations, if any, will be used for the payment of the principal and interest on our debt and will not be available for other purposes; and
                  our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures and general corporate or other purposes may be impaired.

If we are unable to generate sufficient cash flows from operations to pay our interest obligations or the principal at maturity, we may be required to refinance some or all of this debt. If we are not able to refinance our debt on acceptable terms or to borrow additional money, we could be forced to default on our debt obligations.

         The  terms  of  our  debt  impose  restrictions  on our  business.  The
Indenture we entered into when we issued the Senior Notes, as well as the revolving credit agreement for our $14.0 million loan, restrict our ability to do the following:

         incur additional debt;

         pay dividends;

         make certain payments;

         incur liens;

         issue or sell the stock of some of our subsidiaries;

         use net proceeds from certain asset sales for some purposes other than repayment of the revolving credit and the Senior Notes;

         merge with another company;

         sell substantially all of our assets;

         enter into certain transactions with our affiliates; or

         encumber our assets.

Because of these covenants, our ability to respond to changing business and economic conditions might be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be considered beneficial to us.

         Our stock price may fluctuate, which may make it difficult to resell your shares at attractive prices. The market price of our common stock has been subject to significant fluctuations in the past and could be subject to these fluctuations in the future in response to our operating results and other factors. For example, during the 52-week period ended September 26, 2000, the reported closing price of our common stock was as high as $14.00 on February 11, 2000 and as low as $2.50 on September 26, 2000. In addition, the stock market has recently experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the common stock.

         Our principal stockholder has significant ownership and his interest may be different from and conflict with yours. J.D. Clinton is the beneficial owner of 4,635,422 shares of our common stock (including options and warrants), representing approximately 13.9% of the outstanding shares of common stock. To our knowledge, other than the holders of our Series B Preferred Stock, no other shareholder beneficially owns as much as 5% of our shares of common stock. Mr. Clinton is our largest stockholder, and his ownership could give him the ability to influence stockholder votes, such as the election of members of the Board of Directors, amendments to our charter, or approval of a merger, asset sale or other corporate transaction requiring approval of the stockholders. The concentration of ownership by Mr. Clinton could delay or prevent a change in control of Shop At Home, even when a change of control might be in the best interests of other stockholders.

         We have anti-takeover provisions that could prevent an acquisition of our business at a premium price. Our Board of Directors, without stockholder approval, can issue preferred stock. This preferred stock could have dividend, liquidation, conversion, voting or other rights that could adversely affect the rights of the holders of common stock. These shares could, under some circumstances, be utilized as a method of discouraging, delaying or preventing a change in control of Shop At Home, even if our stockholders believe the change in control would be in our best interests. In addition, certain other provisions and agreements could have the same effect, including:

                  the provisions of the Tennessee Business Combination Act, which impose restrictions on mergers and other business combinations between us and any holder of 10% or more of our common stock;

                  the Indenture we entered into in connection with our issuance of the Senior Notes imposes certain restrictions on our ability to enter into business combinations and gives the holders of the Senior Notes the right to sell their Notes back to us at a premium in the event of a change of control; and

                  Kent Lillie, our President and CEO, has the right to terminate his employment within one year after a "change of control" of Shop At Home. A change of control for this purpose means that some stockholder owns more of our common stock than J.D. Clinton and his related parties, or that Mr. Clinton or his designee is not elected to, or is removed from, the Board of Directors (other than by a mutual agreement of Mr. Clinton and Mr. Lillie).

         Risks Related to our Relationships with Third Parties

         We depend on television affiliation agreements which could be terminated or not renewed. Our business is dependent upon affiliation and time brokerage agreements with television broadcast stations, cable system operators and direct broadcast satellite systems. We must renegotiate and renew these agreements from time to time. Most of these agreements give the owner of the station or cable system the right to terminate the agreement at any time with 30 days notice, or the right to preempt our programs in certain situations. We must compete with other television programmers for time on these stations and systems, and there is no assurance we can match the prices our competitors may be willing to pay. There can be no assurance that any of the agreements can be renewed on acceptable terms, if at all.

         We depend on exclusivity arrangements with our vendors. Our ability to maintain our gross profit margins in certain product categories is partially dependent upon exclusivity agreements with our vendors, such that we are the only seller, or one of a limited number of sellers, of particular products. Many of our vendors have not entered into exclusivity agreements with us and may not be willing to do so. Those vendors that have entered into such agreements may terminate their arrangements over time. Vendors with whom we wish to establish exclusivity agreements may instead enter into such agreements with our competitors.

         We rely on service providers and product vendors. We are dependent upon certain service providers and product vendors to conduct our business. Because we have positioned ourselves in the electronic commerce market as the seller of certain unique products, including sports memorabilia, we depend upon a limited number of suppliers for such products. This supply cannot be assured. In addition, we rely on the services of a credit card processor, a single provider for our computer hardware and a significant amount of our software, and a limited number of telephone service providers and shipping companies. Should we lose or experience interruptions in the services of any of these service providers or if certain of our vendor relationships terminate, we may not be able to replace these providers or vendors.

         Our business depends on the availability of transponder arrangements. We depend upon the continuous availability of transponder time and satellite capacity. Our programming is transmitted by a non-preemptible satellite transponder service under an agreement expiring in 2005. The company providing the service may terminate the agreement upon the occurrence of certain defaults by us. The satellite could malfunction or otherwise cease operating. An interruption or termination of transponder service could have a material adverse effect on us.

         If the authenticity of our collectible products is challenged, our business may be impaired. Many of the products we sell are collectibles and memorabilia, the price of which is dependent upon their unique nature and authenticity. Our ability to sell collectible products, and our business reputation generally, could be impaired if our customers have reason to question the authenticity of these products. Additionally, the failure to ensure that all the products sold are authentic could result in litigation and possible liability.

Risks Related to Technology Matters

         If we fail to keep pace with rapid technological change, it could materially harm our ability to attract and retain customers. The Internet and electronic commerce industries are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies and the emergence of new industry standards and practices that could render our website and technology obsolete. Our performance will depend, in part, on our ability to license or acquire leading technologies, to enhance our existing services and to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. There can be no assurance that we will be successful in using new technologies effectively or adapting our website and technology to emerging industry standards.

         The increasing number of channels and websites pose a significant competitive threat. In order for our customers to purchase our products, they must either watch our television programs or access our website. Significant and increasing competition exists for the attention of our potential customers. The Internet consists of hundreds of millions of web pages and is growing at an exceptional rate. Many of these web pages are used for the sale of consumer products. The television broadcasting industry also has become increasingly competitive in recent years. The consumer has ever-growing alternatives to the traditional over-the-air television broadcast, including cable television, satellite dishes, multichannel multipoint distribution systems, pay-per-view programs and the proliferation of video recorders and video movie rentals. These changes have created smaller television viewing audiences for particular programs. Further technological developments will likely continue this trend, putting additional competitive pressures on us.

         We may experience problems from computer systems associated with the year 2000. The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by us and our website, to malfunction in the year 2000 and may lead to significant business delays and disruptions in our business and operations. We have completed our plan to minimize the impact of the year 2000 problem, and to date we have not experienced any significant year 2000 problems. In addition to our internal systems, several systems provided by third parties are required for the operation of our services, any of which may contain software code that still might not be year 2000 compliant. These systems include server software used to operate our network servers, software controlling routers, switches and other components of our data network, disk management software used to control our data disk arrays, firewall, security, monitoring and back-up software, as well as desktop personal computer applications software. Any failure of third party suppliers to provide year 2000 compliant versions of the products used by us could result in a temporary disruption of our services or otherwise disrupt our operations. Although to date we have not experienced any material disruptions in our operations, an undiscovered failure to achieve year 2000 compliance by third party systems could result in complete failure or inaccessibility of our services and could adversely affect our business, financial condition and results of operations.

Risks Related to Legal and Regulatory Matters

         We may be subject to liability for sales and other taxes. We do not collect sales or other similar taxes from sales made into any states other than Tennessee, Massachusetts and Colorado. Our business could be materially harmed if additional sales and similar taxes are imposed on us, or if penalties are assessed on us for past nonpayment of these taxes. Recently adopted federal legislation provides that, prior to October 1, 2001, a state cannot impose sales taxes on products sold on the Internet, unless these taxes could be charged on non-Internet transactions involving the products. During this moratorium, it is possible that taxing mechanisms may be developed that would, following the moratorium, impose increasing sales and similar tax burdens on us. While there are federal constitutional impediments to the imposition of sales tax on Internet sales and sales made through our television network, it is possible that federal legislation could be enacted to permit states to impose such taxes.

         Our broadcast properties are subject to significant regulation that may be costly and may interfere with our ability to conduct business. Federal law permits the operation of television broadcast stations only with a license issued by the FCC. The law empowers the FCC, among other things:

         to determine the frequencies, location and power of broadcast stations;

         to issue, modify, renew and revoke station licenses;

         to approve the assignment or transfer of control of broadcast licenses;

         to regulate the equipment used by stations;

         to impose penalties for violations of the Communications Act or FCC regulations; and

         to regulate some of a station's programming content.

         FCC television licenses are granted or renewed for terms of eight years, although licenses may be renewed for a shorter period. We must apply for renewal of each broadcast license. At the time an application is filed for renewal, petitions to deny the renewal may be filed by interested parties. There can be no assurance that the licenses for our stations will be renewed at their expiration dates or, if renewed, will be renewed for the full eight-year term. The non-renewal or revocation of one or more of our television station licenses could have a material adverse effect on our operations. Failure to comply with FCC rules and policies can also result in the imposition of various sanctions, including monetary forfeitures or, for particularly egregious violations, the revocation of a license.

         Future changes in law could adversely affect our business. Congress and the FCC are currently considering new laws, regulations and policies regarding a wide variety of matters which could affect the operation and ownership of our broadcast properties. These matters include, for example:

         changes in the FCC's multiple station ownership restrictions;

         spectrum use fees;

         political advertising rates;

         free political time;

         the rules and policies to be applied in enforcing the FCC's equal opportunity regulations; and

         the standards to govern the evaluation of television programming directed toward children, and violent and indecent programming.

We are unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on our operations.

         We may be unable to enforce "must carry" rights in some markets. Our inability to enforce our "must carry" rights would limit our ability to expand our television programming. Cable operators are generally required by federal law to carry the signals of local commercial television stations. For purposes of the "must carry" provisions, a broadcast station's market is determined by the FCC using published industry data. The FCC, however, considers specific written requests to change a station's market area, including the exclusion of communities from a television station's market. If successful, the cable company is then not required to carry the station under its "must carry" obligations. The FCC has ruled on several of these requests and in many cases, including cases against us, has excluded particular communities from a market. We are unable to predict the impact of any future rulings of the FCC with respect to the exclusion of the carriage of our broadcast stations from any particular cable systems in our markets.

         Failure to obtain "must-carry" rights on digital television channels could adversely affect our business. The FCC has allotted to existing television stations a second channel on which to provide digital television service, or DTV. The new digital allocation may result in a signal that does not reach as many homes as the analog signal currently used by our stations. If "must-carry" rights are not extended to these DTV channels and DTV channels receive wide public acceptance, or if our coverage area is reduced, it will impede our ability to utilize this new service for the broadcast of our electronic commerce programming.

         We could be liable for product liability, libel, violation of intellectual property and other legal claims. Some of the products we sell, such as cutlery and knives and exercise equipment, can pose a risk of bodily harm to our customers and others if used in an inappropriate fashion. We face the risk of claims being made and litigation being filed against us for damages associated with the use of these products. While we do not expect such litigation or the payment of damages by us to impose a material risk, the costs and legal fees of the defense of such matters could be significant. The wide exposure of our programming increases the risk that we could be subject to lawsuits for defamation, libel, invasion of privacy, for violations of publicity rights, trademarks, service marks and other intellectual property rights arising from the content of our programming. The risk of these types of lawsuits is even greater for our Internet programming because the law in this area is unsettled, and we are exposed to the risks of liability under foreign laws where our Internet programming is available. We could be liable for programming or content generated by us, our users or our vendors. This liability may require us to expend substantial resources or to discontinue certain products, programming or services. The publicity such lawsuits could generate could harm our reputation or otherwise impact the growth of our business.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement and any other document we file at the SEC's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the operation of the Public Reference Section can be obtained by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The address of the site is http://www.sec.gov. Our common stock is listed on the Nasdaq National Market System, which also maintains an Internet site at http://www.nasdaq.com through which our reports, proxy statements and other information can be obtained.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

         We incorporate by reference into this prospectus:

                  Our Annual Report on Form 10-K for the 2000 fiscal year, filed with the SEC on August 31, 2000;

                  Our Current Report on Form 8-K, filed with the SEC on July 5, 2000;

                  Our Current Report on Form 8-K, filed with the SEC on September 1, 2000;

                  Our Current Report on Form 8-K, filed with the SEC on September 6, 2000;

                  Our Current Report on form 8-K, filed with the SEC on September 22, 2000; and

                  The description of our common stock contained in a registration statement on Form 8-A filed with the SEC on February 22, 1995, and any amendment or report filed for the purpose of updating such description.

         All documents filed by us in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be incorporated by reference into this prospectus. Any of those documents will be considered a part of this prospectus from the date it is filed with the SEC.

         Any statement contained in a document incorporated by reference shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document, which also is incorporated by reference, modifies or supersedes the statement. Any statement that is modified or superseded is not a part of this prospectus, except in the form as it is modified or superseded.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus, including any exhibits that are specifically incorporated by reference in that information. Requests for such copies should be directed to George J. Phillips, Executive Vice President and General Counsel, Shop At Home, Inc., 5388 Hickory Hollow Parkway, Antioch, Tennessee 37013; 615.263.8090.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, and the information we are incorporating by reference into it, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Shop At Home, including, among other things:

         general economic and business conditions, both nationally and in our markets;

         our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

         anticipated trends in our business;

         existing and future regulations affecting our business;

         our successful implementation of our business strategy;

         fluctuations in our operating results;

         technological changes in the television and Internet industry; and

         other risk factors described under "Risk Factors" in this prospectus.

         In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Shop At Home, our business or our management, are intended to identify forward-looking statements.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.


                                  SHOP AT HOME
         General

         We sell specialty consumer products, primarily collectibles, through interactive electronic media, including broadcast, cable and satellite television and, increasingly, the Internet. We offer a variety of products such as sports cards and memorabilia, coins, currency and jewelry, many of which we sell on an exclusive basis. We produce programming in a digital format in our new state-of-the-art facilities in Nashville, Tennessee. The programming is transmitted by satellite to cable television systems, television broadcasting stations and satellite dish receivers across the country. We also deliver programming through our website, collectibles.com. We launched collectibles.com on November 12, 1999, and we intend for it to become the premier website for the sale of collectible products.

         We believe that the emergence of the Internet as a global interactive communications medium provides us with an opportunity to leverage our traditional broadcast assets and our significant experience in marketing specialty consumer products over an electronic medium. Since fiscal 1994, we have increased our net revenues from $21.7 million to $200.1 million in fiscal 2000, almost entirely through the use of traditional television broadcasting. The Internet offers us the potential to broaden our customer base, the ability to offer an expanded product line, the capability to use computer technology to reduce the cost of processing and fulfilling customer orders, and the opportunity to enhance the consumer shopping experience, which we believe will result in additional repeat customers. In 1997, we established our first website, shopathomeonline.com, which offered many of the same products sold on our television programming. We worked with Oracle Corporation, a leading information management software company, Broadvision, a leading Internet e-business software company, and others to develop collectibles.com. We discontinued shopathomeonline.com when collectibles.com was launched. Since its launch and through June 30, 2000, we generated approximately $4.7 million of net revenues from sales made through collectibles.com.

         We also market our website at minimal incremental cost, through cross-promotional advertising on our television broadcast programming, introducing our traditional television shoppers to a more interactive and cost-efficient sales method. In addition, we have introduced recently an affiliate program where the owners of other websites are paid a commission of sales made by us where the customer is referred to us through the other website. This affiliate program is more cost-effective because we only pay for sales actually made. As of June 30, 2000, we had entered into agreements with approximately 3,700 such affiliates, of which approximately 1,300 had actively referred customers to us. These numbers are expected to increase rapidly.

         We own and operate six UHF television stations, which are located in the San Francisco, Boston, Houston, Cleveland, Raleigh and Bridgeport markets. Five of our television stations are located in the top 13 television markets in the United States, including the Bridgeport station which covers a portion of the New York market. As of September 25, 2000, our television programming reached, during all or part of the day, approximately 59.4 million households that receive cable television and direct broadcast system programming. Approximately 25.0 million cable households receive our programming on essentially a full-time basis (20 or more hours per day). On September 20, 2000, we entered into a preliminary letter agreement to sell WSAH in Bridgeport to a third party for $37.5 million. The sale of the station is subject to a number of contingencies, including the completion of a due diligence investigation by the buyer and the approval of the Federal Communications Commission to assign the license of the station. We purchased WSAH in June 1999 for $18.1 million.

         Our products are segmented into two categories: jewelry and lifestyle products, and sports and collectible products. Jewelry and lifestyle products include high-end jewelry and gemstones, health and beauty aids, exercise equipment and electronics. Sports and collectible products include sports and entertainment memorabilia, trading cards, coins and knives. We believe that our product mix and marketing strategy are unique in the electronic commerce industry because we feature products with high average selling prices and emphasize merchandise that is not widely available.

                                 USE OF PROCEEDS

         The selling securityholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus, although we may receive up to approximately $10.0 million upon payment of the exercise price of the warrants, which is $5.00 per share, subject to adjustment. If the warrants are exercised, we intend to use the proceeds primarily for working capital and general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 100,000,000 shares of common stock, $0.0025 par value, 30,000,000 shares of non-voting common stock, $0.0025 par value, and 1,000,000 shares of preferred stock, $10.00 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated charter and amended and restated bylaws and by the provisions of applicable Tennessee law, particularly the articles of amendment to our charter relating to the Series B Preferred Stock.

Common Stock

         As of September 22, 2000, 31,266,787 shares of common stock were outstanding, held of record by approximately 590 stockholders.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock will receive ratably such dividends as the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock will share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable. Our board of directors is not classified, and cumulative voting is not permitted.

Non-Voting Common Stock

         Shares of non-voting common stock have the same preferences, limitations and relative rights as our voting common stock, except that the shares of non-voting common stock have no voting rights, unless granted by law. There are no shares of non-voting common stock outstanding.

Preferred Stock

         The board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We currently have two series of preferred stock authorized and outstanding, consisting of Series A Preferred Stock and Series B Preferred Stock. We have no present plans to issue any additional shares of preferred stock.

         Series A Preferred Stock

         We are authorized to issue 140,000 shares of Series A Preferred Stock. As of September 22, 2000, there were 92,732 shares of Series A Preferred Stock, par value $10.00 per share, outstanding and held by approximately 17 stockholders of record. The Series A Preferred Stock is entitled to receive dividends, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation before our common stock.

         Holders of Series A Preferred Stock are entitled to receive, but only when declared by the Board of Directors, cumulative cash dividends at the rate of $.10 per share per annum.

         In the event of our liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock are entitled to receive, payable out of our assets, an amount equal to $10.00 per share, plus accrued and unpaid dividends. We must pay this amount before we distribute any of our assets to the holders of common stock or any preferred stock that is junior to the Series A Preferred Stock.

         As long as there are shares of the Series A Preferred Stock outstanding, we may not issue any capital stock that ranks senior to the Series A Preferred Stock with respect to liquidation, dissolution and winding up without the consent of the holders of the Series A Preferred Stock. Any holder of any shares of Series A Preferred Stock may require us to redeem all or any portion of the Series A Preferred Stock, for a redemption price per share of $10.00, plus accrued and unpaid dividends. The Series A Preferred Stock is convertible at any time into shares of common stock at a ratio of one share of common stock for one share of Series A Preferred Stock.

         The holders of Series A Preferred Stock generally are not entitled to vote. There are some situations, however, in which the holders of Series A Preferred Stock are entitled to vote. First, holders of Series A Preferred Stock may vote if required by Tennessee corporate law. Second, our charter requires the holders of a majority of shares of the Series A Preferred Stock to consent to (1) the authorization, creation or issuance of a new class of capital stock or series of preferred stock having rights, preferences or privileges senior to the Series A Preferred Stock, (2) any increase in the number of authorized shares of any class of capital stock or series of Preferred Stock having rights, preferences or privileges senior to the Series A Preferred Stock, or (3) the amendment of any provision of our charter which would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock. Holders of Series A Preferred Stock have no preemptive rights with respect to any of our shares or other securities which may be issued, and such shares are not subject to assessment.

         Series B Convertible Preferred Stock

                  General

         On June 30, 2000,  we issued  2,000 shares of our Series B  Convertible
Preferred  Stock,  $10,000  stated  value per share,  and  warrants  to purchase
2,000,000 shares of our common stock with a current warrant exercise price of $5.00 per share, subject to adjustment, in a private placement to select institutional investors. The net proceeds of the offering, after expenses, were approximately $19.1 million. We will receive an additional $10.0 million if the warrants are exercised in full.

         The preferences, limitations and rights of our Series B Preferred Stock are set out in the Articles of Amendment to our charter filed on June 30, 2000. At the same time we filed the Articles of Amendment, we entered into a Securities Purchase Agreement and Registration Rights Agreement with the purchasers of the Series B Preferred Stock which set forth certain rights and obligations of the parties with respect to these shares. The Articles of Amendment, Securities Purchase Agreement and Registration Rights Agreement were filed with the SEC as exhibits to Form 8-K, filed July 5, 2000, and which has been incorporated herein by reference. On September 21, 2000, we entered in a Waiver and Agreement with the holders of the Series B Preferred Stock, setting forth certain additional agreements and certain changes in the earlier documents, which are reflected in the following descriptions. We filed a copy of the Waiver and Agreement with the SEC on September 22, 2000, as an exhibit to Form 8-K, which has also been incorporated herein by reference.

                  Dividends

         The Series B Preferred Stock carries a dividend rate of 6% per annum, payable semi-annually during the first year and quarterly thereafter or upon conversion or redemption. At our option, dividends may be paid in cash or shares of common stock, subject to satisfaction of the conditions described below. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of a dividend on the Series B Preferred Stock will be equal to the accrued dividends divided by the dividend conversion price as described below. If we do not pay dividends within five business days of the date the dividends are due, we will be obligated to pay interest on the unpaid amount at the rate of 18% per annum.

         For purposes of this calculation, the dividend conversion price will be equal to 95% of the average of the closing sale prices of our common stock during the five consecutive trading days immediately preceding the dividend date. For example, if the dividend date were September 27, 2000 and we elected to pay the dividend in shares of our common stock, 95% of the average of the closing sale prices of our common stock during the five consecutive trading days ending on September 26, 2000 was $2.5206 per share, and we would have been required to issue 59 shares of common stock per share of Series B Preferred Stock in lieu of a cash dividend, calculated as follows, where N represents the number of days since the date of last dividend payment or the issuance date of the Series B Preferred Stock if dividends have not been paid (assuming N is 90 days):

(0.06) (N/365) ($10,000)  = 59
            $2.5206

         We will not have the right to pay dividends in shares of our common stock if a triggering event, as described below, has occurred and is continuing. Triggering events include the following:

                  if the effectiveness of our registration statement filed with the SEC to cover the shares of our common stock which might be issued upon conversion or as dividends on the Series B Preferred Stock or upon exercise of the related warrants lapses for any reason, including, without limitation, the issuance of a stop order, or is unavailable to a holder of the Series B Preferred Stock for sale of all of the shares being registered by the registration statement, in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 5 consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

                  the suspension or delisting from trading of our common stock on the Nasdaq National Market for a period of five consecutive trading days or for more than 10 trading days in any 365-day period;

                  our notice to any holder of Series B Preferred Stock of our intent not to comply with a request for conversion tendered in accordance with the terms of the articles of amendment relating to the Series B Preferred Stock;

                  our failure to issue shares of common stock upon conversion prior to the 10th business day after the required date of delivery;

                  our failure to pay any daily payment due to a triggering event (explained below);

                  our failure to issue shares of common stock after a proper request from a holder of the Series B Preferred Stock, if our stockholders do not approve issuance of shares of common stock upon conversion of the Series B Preferred Stock and exercise of the related warrants and the failure is due to the limitation on the number of shares we may issue to comply with Nasdaq Rule 4460;

                  our failure to receive shareholder approval on or before November 30, 2000 for the issuance of the common stock upon conversion of the Series B Preferred Stock, the exercise of the warrants, and in payment of dividends on the Series B Preferred Stock;

                  an event of default under any other document evidencing our debt which causes the debt to become due or failure to pay any of our debt at the maturity date; or

                  our breach of any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series B Preferred Stock unless the breach would not have a material adverse effect on us and is cured within 10 business days after it occurs.

                  Maturity Date

         The Series B Preferred Stock matures on June 30, 2003, at which time the shares must be redeemed or converted at our option. If we elect to redeem any Series B Preferred Stock outstanding on June 30, 2003, the amount required to be paid will be equal to the liquidation preference of the Series B Preferred Stock, which equals the price originally paid for such shares plus accrued and unpaid dividends. If we elect to convert any Series B Preferred Stock outstanding on that date, we will be required to issue shares in an amount determined as described below under "Description of Capital Stock--Preferred Stock--Series B Convertible Preferred Stock--Conversion."

                  Conversion

         Subject to the conditions described below, we may require the selling securityholders to convert the Series B Preferred Stock into shares of our common stock. In addition, beginning on December 31, 2000 or earlier under the conditions described below, the selling securityholders will have the right to convert their Series B Preferred Stock into shares of our common stock. Regardless of whether the selling securityholders elect to convert or we require conversion, the number of shares of common stock to be issued upon conversion of a Series B Preferred Share is determined by dividing the sum of $10,000 plus accrued and unpaid dividends by the applicable conversion price described below. The applicable conversion price will be a percentage of the lowest closing bid price of our common stock for the four consecutive trading days ending on and including the conversion date, but the conversion price will not exceed $12.00 per share, subject to adjustment. The conversion percentage was 100% on July 1, 2000 and then decreases permanently one percentage point on the first day of every calendar month following July 1, 2000, but the conversion percentage will never be less than 88%. The lowest closing bid price of our common stock for the four consecutive trading days ending on September 26, 2000 was 2.50.

         On September 21, 2000, we delivered to the holders of the Series B Preferred Stock our election to require the conversion of 500 shares of the Series B Preferred Stock into common stock by October 31, 2000. At the same time, with the consent of the holders of the Series B Preferred Stock, we delivered our election, dated as of November 1, 2000, to require the conversion of 500 shares of the Series B Preferred Stock into common stock by December 31, 2000. Prior to the required conversions on October 31, 2000 and December 31, 2000, the holders of the Series B Preferred Stock may elect to convert the shares set forth in our election at any time.

         If the holders of Series B Preferred Stock do not elect to convert the shares earlier than October 31 and December 31, 2000, the number of shares of common stock to be issued (exclusive of dividends) on each date will be determined according to the following formulas:

         On October 31, 2000                On December 31, 2000
         -------------------                --------------------

             $5,000,000                          $5,000,000
         ----------------                     ---------------
              97% X  P                            95% X  P

"P" is the lowest bid price of our common stock for the four consecutive trading days ending on and including the conversion date.

         Based on the above formulas and assumptions, the following table sets forth the number of shares of our common stock we would be required to issue (exclusive of dividends) on each conversion date, assuming the applicable conversion price on each date were based on 97% and 95%, respectively, of the lowest closing bid price of our common stock during the four trading days ending on September 26, 2000, which was $2.50. The table also sets forth the number of shares of our common stock we would be required to issue assuming (1) increases of 25%, 50% and 75% in the assumed conversion price; (2) decreases of 25%, 50% and 75% in the assumed conversion price.


         Assumed Conversion Price           Approximate Number
       Per Share of Common Stock (1)      of Shares of Common Stock
                                          Issuable Upon Conversion (2)

October 31, 2000

$4.2438 (+75%)                                    1.2 million

$3.6375(+50%)                                     1.4 million

$3.0312(+25%)                                     1.6 million

$2.4250                                           2.1 million

$1.8188(-25%)                                     2.7 million

$1.2125(-50%)                                     4.1 million

$0.6062(-75%)                                     8.2 million

December 31, 2000

$4.1562(+75%)                                     1.2 million

$3.5625(+50%)                                     1.4 million

$2.9688(+25%)                                     1.7 million

$2.3750                                           2.1 million

$1.7812(-25%)                                     2.8 million

$1.1875(-50%)                                     4.2 million

$0.5938(-75%)                                     8.4 million


(1) The assumed conversion price is based on $2.50, which is the lowest closing bid price for the four consecutive trading days ending on September 26, 2000, multiplied by 97% for the October 31, 2000 price, and by 95% for the December 31, 2000 price.

(4) The number of shares of common stock issuable upon conversion does not take into account any shares of common stock that may be issuable as dividends on the Series B Preferred Stock or upon exercise of the warrants issued in connection with the sale of the Series B Preferred Stock.

         A holder of Series B Preferred Stock will not be required to convert its selected Series B Preferred Stock into common stock to the extent that the number of shares of common stock it would receive as a result of the conversion would exceed 20% of the aggregate trading volume of our shares between the date of our conversion notice and the date of the required conversion of Series B Preferred Stock or certain other conditions are not met. This period would be between September 22 and October 31, 2000 in the first case, and November 1 and December 31, 2000 in the second case.

         The following table sets forth the number of shares of common stock we would be required to issue upon conversion of all 2,000 shares of Series B Preferred Stock (ignoring certain limitations on conversion of the Series B Preferred Stock) at an assumed conversion price of $2.45, which price is equal to 98% of the applicable price of $2.50 as of September 26, 2000, and the resulting percentage of our total shares of common stock outstanding after such a conversion. The table also sets forth the number of shares of common stock we would be required to issue (ignoring certain limitations on conversion of the Series B Preferred Stock) assuming (1) increases of 25%, 50% and 75% in the assumed conversion price; (2) decreases of 25%, 50% and 75% in the assumed conversion price; and (3) as of September 26, 2000, the maximum fixed conversion price of $12.00 per share, subject to adjustment as provided in the Articles of Amendment to our charter.


     Assumed Conversion Price      Approximate Number         Percentage of
    Per Share of Common Stock    of Shares of Common Stock    Common Stock
                                Issuable Upon Conversion(1)  After Conversion(2)

$4.2875(+75%)                           4.7 million              13.0%

$3.6750(+50%)                           5.4 million              14.8%

$3.0625(+25%)                           6.5 million              17.3%

$2.4500                                 8.2 million              20.7%

$1.8375(-25%)                          10.9 million              25.8%

$1.2250(-50%)                          16.3 million              34.3%

$0.6125(-75%)                          32.7 million              51.1%

$12.00(current maximum)                 1.7 million               5.1%


(1) The number of shares of common stock issuable upon conversion and the percentage of outstanding common stock after such conversion set forth above do not take into account any shares of common stock that may be issuable as dividends on the Series B Preferred Stock or upon exercise of the warrants issued in connection with the sale of the Series B Preferred Stock. If the dividends on Series B Preferred Stock had been paid in common stock for the full $20.0 million stated value of the Series B Preferred Stock over the three-year term thereof, assuming a constant dividend conversion price of $2.5206, and the related warrants had been fully exercised as of September 26, 2000, we would have been required to issue an additional 1,428,212 shares as payment for accrued dividends and an additional 2,000,000 shares upon the exercise of the related warrants. These calculations do not take into account certain limitations on the conversion of the Series B Preferred Stock.

(2) Calculated based on 31,266,787 shares of common stock issued and outstanding as of September 22, 2000, plus the number of shares issuable upon conversion of all the Series B Preferred Stock (ignoring certain limitations on conversions) at the various assumed conversion prices.

         After December 31, 2000, we may elect to convert any or all of the outstanding Series B Preferred Stock, subject to a volume limitation equal to 20% of our trading volume between the date we give notice of our election to convert the Series B Preferred Stock and the date the conversion is effective (a period of time between 20 and 60 business days). Among the conditions to our ability to require conversion at that time of the Series B Preferred Stock are the following:

                  a registration statement is effective at all times, with limited exceptions, during the period between the effectiveness of the registration statement and the date of the conversion, covering the resale of that number of shares required to be registered pursuant to the related registration rights agreement;

                  the common stock has been listed on a national market or exchange since the effective date on the registration statement and delisting or suspension has not been threatened;

                  from the date the Series B Preferred Stock was issued through the required conversion date, there has not been a triggering event as described under "Description of Capital Stock--Preferred Stock--Series B Convertible Preferred Stock--Dividends" or an event that without being cured would constitute a triggering event or a public announcement of a pending change of control;

                  the aggregate amount of Series B Preferred Stock is at least 100 shares;

                  from the date the Series B Preferred Stock was issued through the required conversion date, we have timely delivered shares of common stock upon conversion of the Series B Preferred Stock and exercise of the related warrants;

                  on or before November 30, 2000 we have obtained stockholder approval for the issuance of the common stock issuable upon conversion of or dividends on the Series B Preferred Stock and exercise of the related warrants;

                  we must have made timely payments on the other debt obligations we owe, and we cannot change certain of the terms of such debt instruments which will increase the amount of such debt or agree to certain more restrictive terms and conditions;

                  we are in compliance in all material respects with the articles of amendment, the warrants, and the securities purchase agreement and the registration rights agreement with regard to the Series B Preferred Stock;

                  during the period between the date we give notice of our election to require conversion and the actual conversion date we cannot give another notice of our election to require a conversion; and

                  by October 31, 2000, either (i) we must deliver a notice to the holders of the Series B Preferred Stock that we are a party to a loan agreement giving us the ability to borrow a least $20.0 million (less the amount of the loan then outstanding), and that we are in compliance with the terms of the loan agreement; or (ii) we are party to an agreement to sell one of our television stations for cash proceeds, net of fees and expenses, of at least $30.0 million on or before October 31, 2000, and we also meet certain other conditions, including closing the sale on or before March 15, 2001.

         The selling securityholders do not have the right to convert any of the Series B Preferred Stock before January 1, 2001. This restriction, however, will not apply:

                  with respect to shares of Series B Preferred Stock we require the holders to convert;

                  after the delisting or suspension or the threatened delisting or suspension from trading of our common stock;

                  after  the  occurrence   of  a   change   of  control  or  the
                  announcement of a pending change of control;

                  after there has occurred a triggering event as described under "Description of Capital Stock--Preferred Stock--Series B Convertible Preferred Stock--Dividends" or an event that without being cured would constitute a triggering event;

                  after we issue any other convertible securities or options at a price which varies or may vary with the market price of our common stock;

                  after any date on which we fail to pay the redemption price for any Series B Preferred Stock in a timely manner in accordance with a redemption at our election;

                  with respect to any conversion of Series B Preferred Stock at a price equal to $12.00, subject to adjustment;

                  on and after the date of the stockholder meeting, but no later than November 30, 2000, if we fail to obtain stockholder approval for the issuance of the shares of common stock issuable upon conversion of and the issuance of the common stock dividends on the Series B Preferred Stock and exercise of the related warrants;

                  if we do not make timely payments on the other debt obligations we owe, or if we change the terms of such debt instruments in ways which will increase the amount of such debt or agree to certain more restrictive terms and conditions; or

                  after October 31, 2000, if by that date, (i) we have not delivered a notice to the holders of the Series B Preferred Stock that we are a party to a loan agreement giving us the ability to borrow at least $20.0 million (less the amount of the loan then outstanding), and that we are in compliance with the terms of the loan agreement, and (ii) we are not a party to an agreement to sell one of our television stations for cash proceeds, net of fees and expenses, of at least $30.0 million on or before October 31, 2000, and which also meets certain other conditions, including closing the sale on or before March 15, 2001.

         On and after January 1, 2001, the holders of the Series B Preferred Stock have the right to convert their shares of Series B Preferred Stock without restriction, except as described in the next paragraph.

         No holder may convert any Series B Preferred Stock exceeding the number of shares which, upon giving effect to such conversion, would cause the holder, together with the holder's affiliates, to have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination any shares of common stock issuable upon conversion of the Series B Preferred Stock that have not been converted and upon exercise of the related warrants that have not been exercised.

                  Redemption

         We also have the right, provided specified conditions are satisfied, to redeem some or all of the outstanding Series B Preferred Stock for cash equal to a percentage of the price paid for each preferred share plus accrued dividends. The redemption percentage was 100% on July 1, 2000 and then increases permanently one percentage point on the first day of every calendar month following July 1, 2000, provided that the redemption percentage will never be greater than 120%. Under the terms of the indenture we entered into in connection with our issuance in 1998 of our $75,000,000 11% Senior Secured Notes Due 2005, we cannot redeem our outstanding shares for cash (subject to certain exceptions). So long as the Senior Notes are outstanding, the Company does not expect to redeem for cash any material amount of the Series B Preferred Stock.

         The conditions to our right to redeem Series B Preferred Stock include, among others:

                  we  have  timely  delivered  shares  of  common   stock   upon
                  conversion of the Series B Preferred Stock and exercise of the related warrants;

                  a registration statement relating to the Series B Preferred Stock and warrants has been effective for at least 20 days prior to the redemption date covering the resale of that number of shares required to be registered pursuant to the related registration rights agreement;

                  the common stock has been listed on a national market or exchange for at least 20 days prior to the redemption date;

                  from June 30, 2000 through the date of a redemption at our election, there has not occurred a triggering event or an event that without being cured would constitute a triggering event or a public announcement of a pending change of control;

                  on or before November 30, 2000 we have obtained stockholder approval for the issuance of the common stock issuable upon conversion of and the issuance of common stock dividends on the Series B Preferred Stock and exercise of the related warrants;

                  the redemption must be permitted under our credit agreements;

                  we must have made timely payments on the other debt obligations we owe, and we cannot change the terms of such debt instruments in ways which will increase the amount of such debt or agree to certain more restrictive terms and conditions;

                  we are in compliance in all material respects with the articles of amendment, the warrants, and the securities purchase agreement and the registration rights agreement with regard to the Series B Preferred Stock; and

                  by October 31, 2000, either (i) we must deliver a notice to the holders of the Series B Preferred Stock that we are a party to a loan agreement giving us the ability to borrow at least $20.0 million (less the amount of the loan then outstanding), and that we are in compliance with the terms of the loan agreement, or (ii) we must be party to an agreement to sell one of our television stations for cash proceeds, net of fees and expenses, of at least $30.0 million on or before October 31, 2000, and we also meet certain other conditions, including closing the sale on or before March 15, 2001.

          Rights of Holders of Series B Preferred Stock Upon Occurrence
                             of a Triggering Event

         If certain of the triggering events as described under "Description of Capital Stock--Preferred Stock--Series B Convertible Preferred Stock--Dividends" occur, we are obligated to pay to each holder of Series B Preferred Stock a payment equal to 2% of the liquidation preference on the outstanding Series B Preferred Stock on each day during the period of time between the date of such event until it is cured, but not more than 15 days in any 365-day period. In addition, the total of all such payments will not exceed $5.0 million (unless a greater amount is permitted under our credit agreements).

         If certain of the triggering events occur, we are also obligated to adjust the fixed conversion price of $12.00 to the amount which is 68% of the lowest closing bid price for our common stock during certain periods of time.

         In addition, if our stockholders do not approve the issuance of shares of common stock upon conversion of the Series B Preferred Stock and exercise of the related warrants, and we fail to issue shares of common stock to a holder of the Series B Preferred Stock who converts due to the limitation on the number of shares we may issue to comply with Nasdaq Rule 4460, we are required to notify each holder of Series B Preferred Stock that we have elected to redeem all Series B Preferred Stock submitted for redemption or to delist our shares from the Nasdaq National Market. Any such redemption must be at the greater of:

                  125% of the price paid for the Series B Preferred Stock plus accrued dividends; or

                  the product of the number of shares of common stock into which the Series B Preferred Stock is convertible multiplied by the closing sale price of our common stock on the trading day immediately before the event occurs.

         So long as the Senior Notes are outstanding, any redemption of the Series B Preferred Stock would likely constitute a breach of the terms of the indenture, making a cash redemption by us unlikely.

                  Redemption Upon Change of Control

         In the event of a merger transaction, a hostile takeover or a sale of all or substantially all of our assets, each holder of the Series B Preferred Stock at its option has the right to require us to redeem all or a portion of such holder's preferred shares at a price equal to 125% of the price paid for such shares plus accrued dividends.

                  Short Sales

         Until June 30, 2001, a holder of Series B Preferred Stock may only engage in short sales of our common stock to the extent its short position does not exceed the number of shares of our common stock the holder has the right to acquire by exercising its warrants plus the number of shares of common stock issuable upon conversion of Series B Preferred Stock (without regard to any limitations on conversions) for which we have delivered a conversion election notice requiring a conversion by the holder. These restrictions on short sales will not apply if certain events occur. These events include the following:

         the occurrence of a triggering event;

         a change of control of Shop At Home has occurred or been announced;

         the closing sales price of our stock is below $3.00 for ten of 15 consecutive trading days or below $2.50 for three consecutive trading days (the application of this event is limited as described below);

         with respect to a short sale so long as the holder gives notice to us within four business days of its election to convert shares of its Series B Preferred Stock into at least that number of shares of common stock which it sold pursuant to that short sale;

         if we do not make timely payments on the other debt obligations we owe, or if we change the terms of such debt instruments in ways which will increase the amount of such debt or agree to certain more restrictive terms and conditions;

         we fail  to  be  in  compliance  in  any  respect with the Articles  of
         Amendment,  the Warrants,   the   Securities  Purchase Agreement or the
         Registration Rights Agreement; or

         after October 31, 2000, if by that date we have not delivered a notice to the holders of the Series B Preferred Stock that we are a party to a loan agreement giving us the ability to borrow at least $20.0 million (less the amount of the loan then outstanding), and that we are in compliance with the terms of the loan agreement (the application of this event, called the "loan agreement compliance requirement," is limited as described below).

         The conditions above with respect to the closing sales price of our stock at below $3.00 and $2.50 are not applicable until after December 31, 2000 if by October 31, 2000 (i) we comply with the loan agreement compliance requirement described above, or (ii) we are a party to an agreement to sell one of our television stations for cash proceeds, net of fees and expenses, of at least $30.0 million on or before October 31, 2000, and we also meet certain other requirements in connection with the sale of the station.

                  Liquidation Preference

         In the event of our liquidation, the holders of the Series B Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of our common stock. The liquidation preference is equal to the amount originally paid for the Series B Preferred Stock, $10,000 per share, plus accrued and unpaid dividends on any outstanding Series B Preferred Stock. The liquidation preference of the Series B Preferred Stock is on an equal basis with the Series A Preferred Stock.

                  Voting Rights

         Other than as required by law, the holders of the Series B Preferred Stock have no voting rights except that the consent of holders of at least two-thirds of the outstanding Series B Preferred Stock will be required to effect any change in either our amended and restated charter or the articles of amendment that would change any of the rights of the Series B Preferred Stock or to issue any other additional Series B Preferred Stock.

                  Warrants

         Warrants to purchase the 2,000,000 shares of our common stock were issued in connection with the sale of the Series B Preferred Stock as of June 30, 2000 at an exercise price of $5.00 per share, subject to anti-dilution adjustments. The exercise price may also be lowered to the average of the closing bid prices for the 10 trading days immediately preceding and including June 30, 2001, if such average price is less than $5.00, subject to adjustment. The warrants expire if not exercised on or prior to June 30, 2003.

         As of September 26, 2000, other than the warrants issued to the holders of the Series B Preferred Stock, there were warrants outstanding to purchase a total of 2,170,066 shares of our common stock at a price of either $1.462 or $1.660 per share.

                  Registration Rights

         The holders of the Series B Preferred Stock and related warrants are entitled to have the shares of common stock underlying such securities registered by us under the terms of an agreement between us and the holders of the Series B Preferred Stock and related warrants. Under the terms of such agreement, we are required to register at least 200% of the number of shares of common stock issuable upon conversion of and in lieu of cash dividends on the Series B Preferred Stock and 200% of the number of shares of common stock issuable upon the exercise of the related warrants. We are also required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of:

                  the date as of which the holders of the Series B Preferred Stock and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act (generally two years, provided the holders are not at the time and have not been for three months affiliates of Shop At Home); and

                  the date on which the holders of the Series B Preferred Stock and warrants have sold all of the shares of common stock issued or issuable upon conversion of the Series B Preferred Stock and exercise of the related warrants.

         We will bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the Series B Preferred Stock and the related warrants.

                  Tennessee Anti-Takeover Law

         Under the Tennessee Business Combination Act, T.C.A. Sections 48-103-201 et seq., Tennessee "resident domestic corporations" may not enter into a "business combination" with an "interested stockholder" until the expiration of a five-year period after the person becomes an interested stockholder. Under the definitions set out in the statute, we are a "resident domestic corporation." "Business combination" generally refers to a merger, share exchange, sale of substantially all of the assets of a corporation, certain issuances of securities, adoption of a plan of liquidation or dissolution, certain transactions disproportionately increasing the shares held by a stockholder and certain loan transactions. An "interested stockholder" is generally defined to include a person, or an affiliate or associate of such person, who owns, directly or indirectly, 10% or more of the stock of the corporation. The five-year limitation is not applicable if the stockholder's becoming an interested stockholder is approved by the board of directors of the resident domestic corporation prior to the stock acquisition date or a specific exemption is applicable.

                  Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is ComputerShare Investor Services (formerly American Securities Transfer and Trust, Inc.). The transfer agent's address is P.O. Box 1596, Denver, Colorado 80201-9975 and its telephone number is 303-986-5400.

                              SELLING SHAREHOLDERS

         The shares of common stock being offered by the selling securityholders are issuable (1) upon conversion of or as payment of common stock dividends on the Series B Preferred Stock or (2) upon exercise of the related warrants. For additional information regarding the Series B Convertible Preferred Shares, see "Description of Capital Stock--Preferred Stock--Series B Convertible Preferred Stock." We are registering the shares in order to permit the selling securityholders to offer the shares of common stock for resale from time to time. Except for the ownership of the Series B Preferred Stock and the warrants, the selling securityholders have not had any material relationship with us within the past three years. Of the shares being offered pursuant to this prospectus, 10,970,163 shares were previously registered on Form S-3 (file number 333-42258), filed with the Securities and Exchange Commission on July 26, 2000.

         The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by each of the selling securityholders. The second column lists, for each selling securityholder, the number of shares of common stock, based on its ownership of Series B Preferred Stock and related warrants, that would have been issuable to the selling securityholders on September 26, 2000 assuming conversion of all Series B Preferred Stock, accrued dividends and the exercise of all warrants held by such selling securityholders on that date, without regard to any limitations on conversions or exercise. Because conversion of the Series B Preferred Stock is based on a formula that depends on the market price of our common stock, the numbers listed in the second column may fluctuate from time to time. The third column lists each selling securityholder's pro rata portion, based on its ownership of Series B Preferred Stock, of the 23,182,954 shares of common stock being offered by this prospectus.

         We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling securityholders and in order to adequately cover a reasonable increase in the number of shares required. Our calculation of the number of shares to be offered for resale assumes a conversion price on September 26, 2000 of $2.45, which represents 98% of the lowest closing bid price during the four consecutive trading days through and including September 26, 2000, the trading date immediately preceding the filing of the registration statement of which this prospectus forms a part. In accordance with the terms of the registration rights agreement with the holders of the Series B Preferred Stock, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon conversion of the Series B Preferred Stock without regard to any limitations on conversion, determined as if the Series B Preferred Stock were converted in full at the assumed conversion price of $2.45, plus 200% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series B Preferred Stock, plus 200% of the number of shares of common stock issuable upon exercise of the related warrants, without regard to any limitations on exercise. Because the conversion of the Series B Preferred Stock into common stock is based on a formula that depends upon the market price of our common stock, the number of shares that will actually be issued upon conversion may be more than the 23,182,954 shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by each selling securityholder.

         Under the articles of amendment to our charter for the Series B Preferred Stock and under the terms of the warrants, no selling securityholder may convert Series B Preferred Stock or exercise the warrants, respectively, to the extent such conversion or exercise would cause such selling securityholder, together with its affiliates, to have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series B Preferred Stock which have not been converted and upon exercise of the related warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling          Common Shares       Common Shares       Common Shares
Securityholder        Beneficially Owned         Offered         After Offering
                       Prior to Offering     By This Prospectus

HFTP Investment, L.L.C.(1)    5,140,677           11,591,477          0

Leonardo, L.P.(2)             5,140,677           11,591,477          0

(1) Promethean Investment Group, LLC, a New York limited liability company ("Promethean"), serves as investment advisor to HFTP Investment, L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. HFTP is not a registered broker-dealer. HFTP, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(2) Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a general partner of Leonardo, L.P. and consequently has voting control and investment discretion over securities held by Leonardo, L.P. Angelo Gordon disclaims beneficial ownership of the shares held by Leonardo, L.P. Mr. John M. Angelo, the Chief
Executive  Officer  of Angelo  Gordon,  and Mr.  Michael  L.  Gordon,  the Chief
Operating Officer of Angelo Gordon, are the sole general partners of AG Partners, L.P., the sole general partner of Angelo Gordon. As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon. Leonardo, L.P. is not a registered broker-dealer. Leonardo, L.P., however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock issuable upon conversion of, or the issuance of common stock dividends on, the Series B Preferred Stock and upon exercise of the related warrants to permit the holders of the Series B Preferred Stock and the related warrants to resell their shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the selling securityholders' sales of the shares of common stock, although we may receive up to $10.0 million upon exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling securityholders may sell all or a portion of the common stock they beneficially own and are offering under this prospectus from time to time directly through one or more underwriters, broker-dealers or agents. If the underwriters or broker-dealers sell the common stock for them, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The selling securityholders may sell the common stock in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. They may effect the sales in transactions, which may involve crosses or block transactions,

         (1) on any national securities exchange or quotation service listing or quoting the securities at the time of sale;

         (2)      in the over-the-counter market;

         (3) in transactions other than on these exchanges or systems or in the over-the-counter market;

         (4) through the writing of options, whether such options are listed on an options exchange or otherwise; or

         (5)      through the settlement of short sales.

         In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also, subject to certain restrictions, sell shares of common stock short and deliver shares of common stock pursuant to this prospectus to close out short positions, or loan or pledge shares of common stock to broker-dealers or other financial institutions that in turn may sell such shares. If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

         The selling securityholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

         The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, we will distribute a prospectus supplement, if required, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Selling securityholders may sell the shares of common stock under some state securities laws only through registered or licensed brokers or dealers. In addition, some states prohibit the sale of the shares of common stock unless such shares are registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statements, of which this combined prospectus forms a part.

         The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $142,500 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; but the selling securityholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling securityholders will be entitled to contribution. The selling securityholders will indemnify us against civil liabilities, including liabilities under the Securities Act that may arise from any written information the selling securityholders furnish to us for use in this prospectus, in accordance with the related registration rights agreement, or we will be entitled to contribution.

         Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

         The legality of this offering will be passed upon for us by Wyatt, Tarrant & Combs, Nashville, Tennessee. Charles W. Bone, a partner of Wyatt, Tarrant & Combs, is the beneficial owner of a warrant we issued under which he has the right to purchase a total of 82,500 shares of our common stock at a current exercise price of $1.660 per share.

                                     EXPERTS

         The consolidated balance sheets as of June 30, 1999 and 2000 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000 incorporated by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant estimates that expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions which will be paid by the selling securityholders, will be as follows:

DESCRIPTION       AMOUNT

Securities and Exchange Commission registration fee  ...................$  7,077
Nasdaq National Market listing fee  ......................................17,500
Printing expenses .........................................................1,000
Accounting fees and expenses...............................................5,000
Legal fees and expenses...................................................10,000
Miscellaneous..............................................................1,923

Total....................................................................$42,500

All amounts except the Securities and Exchange Commission registration fee and Nasdaq filing fee are estimated. These expenses are exclusive of the expenses in connection with the issuance and distribution of the 12,970,163 shares of common stock registered on Form S-3 (file number 333-42258) and carried forward to this registration statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's charter provides that we shall indemnify our officers, directors, agents and employees to the fullest extent permitted by the Tennessee Business Corporation Act ("TBCA"). Section 48-18-502 of the TBCA provides that a Tennessee corporation may indemnify an individual made a party to a proceeding, because the individual is or was a director, against liability incurred in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative if the individual's conduct was in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. This indemnity extends to an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another corporation or enterprise. This indemnity extends to any liability for expenses, judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding.

         A corporation may not indemnify a director: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         Section 48-18-503 of the TBCA provides that, unless limited by its charter, a corporation shall indemnify a director who has been successful in the defense of any action, suit or proceeding, against expenses actually and reasonably incurred by him or her in connection therewith.

         Section 48-18-507 of the TBCA provides that, unless its charter provides otherwise, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 48-18-503 to the same extent as a director, and a corporation may indemnify an officer, employee, or agent of a corporation who is not a director to the same extent as a director.

         Section 48-18-508 of the TBCA provides that a corporation may purchase and maintain insurance or behalf of such individuals against liability asserted against such persons or incurred by such persons in their capacity as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under the statutes. We have a Directors' and Officers' Liability Insurance Policy issued by Carolina Casualty Insurance Company. We pay the premiums on this insurance policy. The beneficiaries of this policy are our officers and directors and, in some instances, us. This policy provides insurance coverage of up to $5 million, less specified amounts for deductibles, against certain claims made against our officers and directors. We also have an excess liability policy issued by Royal & Sun Alliance that covers claims in excess of $5 million but less than $20 million.

         These policies indemnify and pay the loss of each of our officers and directors arising from certain claims made against any of them in their capacity as an officer or director unless we indemnify the officers and directors directly. The insurer also will advance the costs of defending against any such claim. The policies do not cover losses incurred by an officer or director who, among other reasons, has acted intentionally or with criminal intent or who has committed fraud against the Company.

         These policies also cover our losses against any claim made against us based on the securities laws and against losses incurred by us for claims made against our officers and directors. In the case of claims made against our officers and directors, we can only recover from the insurers the actual amount of money we spend to indemnify our officers and directors.

         Section 6.6 of the Registrant's Bylaws require the Registrant to indemnify its officers, directors, employees or agents to the maximum extent permitted by the TBCA. The section also provides that the Registrant may purchase and maintain insurance as permitted in Section 48-18-508 of the TBCA.

ITEM 16. EXHIBITS

The  following  is a list of  exhibits  included  as  part of this  Registration
Statement:

EXHIBIT
NUMBER            DESCRIPTION

3.1 Amended and Restated Charter, filed as Exhibit 3(i).4 to the Registrant's Annual Report on Form 10-K filed with the Commission on August 31, 1999 for the fiscal year ended June 30, 1999, and incorporated herein by reference.

3.2 Restated Bylaws, filed as Exhibit 3(ii).1 to the Registrant's Annual Report on Form10-K filed with the Commission on August 31, 1999 for the fiscal year ended June 30, 1999, and incorporated herein by reference.

3.3 Articles of Amendment to the Charter, effective April 13, 2000, filed as Exhibit 3.3 to the Registration Statement on Form S-3, filed on July 26, 2000, and incorporated herein by reference.

3.4 Articles of Amendment to the Charter, effective June 30, 2000, filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on July 5, 2000, and incorporated herein by reference.

4.1 Form of Trust Indenture with PNC Bank, N.A., as Trustee, with regard to the 11% Secured Notes Due 2005, filed as Exhibit 4.6 to the Registrant's Amendment No. 2 to the Registration Statement on Form S-1 filed with the Commission on March 21, 1998, and incorporated herein by reference.

4.2 Form of Warrant, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed with the Commission on July 5, 2000, and incorporated herein by reference.

4.3 Waiver and Agreement, by and between the Registrant and certain investors, dated September 21, 2000 and filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Commission on
                           September 22, 2000, and incorporated herein by reference.

5*                         Opinion regarding legality.

10.1 Registration Rights Agreement, by and between the Registrant and certain investors, dated June 30, 2000, and filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Commission on July 5, 2000, and incorporated herein by reference.

10.2 Securities Purchase Agreement, by and between the Registrant and certain investors, dated June 30, 2000, and filed as Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the Commission on July 5, 2000, and incorporated herein by reference.

23.1* Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2* Consent of Wyatt, Tarrant & Combs, counsel to the Registrant (included as part of Exhibit 5)

24**                       Power of Attorney

* Filed herewith
** Previously filed

This list of exhibits is also set forth in the Exhibit Index that immediately precedes such exhibits.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effect amendment to this registration statement:

                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, HEREUNTO DULY AUTHORIZED, IN THE CITY OF NASHVILLE, STATE OF TENNESSEE, ON OCTOBER 10, 2000.

SHOP AT HOME, INC.

By:  /s/  Kent E. Lillie
          Kent E. Lillie
          President and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

Signature                                Title                                           Date

              *                          Chairman of the Board of Directors              October 10, 2000
     J.D. Clinton
   /s/  KENT E. LILLIE                   President and Chief Executive                   October 10, 2000
     Kent. E. Lillie                     Officer, Director
               *                         Director                                        October 10, 2000
     A.E. Jolley
               *                         Director                                        October 10, 2000
     Joseph I. Overholt
               *                         Director                                        October 10, 2000
     Frank A. Woods
               *                         Director                                        October 10, 2000
     J. Daniel Sullivan
   /s/  ARTHUR D. TEK                    Executive Vice President and                    October 10, 2000
     Arthur D. Tek                       Chief Financial Officer
  /s/  R. STEVEN CHADWELL                Vice President of Finance (Chief                October 10, 2000
     R. Steven Chadwell                  Accounting Officer)
*By:      /s/ GEORGE J. PHILLIPS                                                              October 10, 2000
     George J. Phillips
     Attorney-in-fact

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION

3.1 Amended and Restated Charter, filed as Exhibit 3(i).4 to the Registrant's Annual Report on Form 10-K filed with the Commission on August 31, 1999 for the fiscal year ended June 30, 1999, and incorporated herein by reference.

3.2 Restated Bylaws, filed as Exhibit 3(ii).1 to the Registrant's Annual Report on Form 10-K filed with the Commission on August 31, 1999 for the fiscal year ended June 30, 1999, and incorporated herein by reference.

3.3 Articles of Amendment to the Charter, effective April 13, 2000, filed as Exhibit 3.3 to the Registration Statement on Form S-3, filed on July 26, 2000, and incorporated herein by reference.

3.4 Articles of Amendment to the Charter, effective June 30, 2000, filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on July 5, 2000, and incorporated herein by reference.

4.1 Form of Trust Indenture with PNC Bank, N.A., as Trustee, with regard to the 11% Secured Notes Due 2005, filed as Exhibit 4.6 to the Registrant's Amendment No. 2 to the Registration Statement on Form S-1 filed with the Commission on March 21, 1998, and incorporated herein by reference.

4.2 Form of Warrant, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed with the Commission on July 5, 2000, and incorporated herein by reference.

4.3 Waiver and Agreement, by and between the Registrant and certain investors, dated September 21, 2000, and filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Commission on September 22, 2000, and incorporated herein by reference.

5*                         Opinion regarding legality.

10.1 Registration Rights Agreement, by and between the Registrant and certain investors, dated June 30, 2000, and filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Commission on July 5, 2000, and incorporated herein by reference.

10.2 Securities Purchase Agreement, by and between the Registrant and certain investors, dated June 30, 2000, and filed as Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the Commission on July 5, 2000, and incorporated herein by reference.

23.1* Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2* Consent of Wyatt, Tarrant & Combs, counsel to the Registrant (included as part of Exhibit 5)

24**                       Power of Attorney

* Filed herewith
** Previously filed

EXHIBIT 5

                                October 10, 2000
Shop at Home, Inc.
5388 Hickory Hollow Parkway
Antioch, Tennessee 37013


          Re: Registration Statement on Form S-3, File No. 333-46754 23,182,954 Shares of Common Stock, Par Value $.0025 Per Share

Ladies and Gentlemen:

         In connection with the registration by Shop at Home, Inc., a Tennessee corporation (the "Company"), of 23,182,954 shares of common stock of the Company, par value $.0025 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on September 27, 2000 (File No. 333-46754), as amended by Amendment No. 1 filed with the Commission on October 10, 2000 (collectively, the Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the Tennessee Business Corporation Act of the State of Tennessee, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

         Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

         We  consent  to  your  filing  this   opinion  as  an  exhibit  to  the
Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                       Very truly yours,

                                       /s/ Wyatt, Tarrant & Combs

Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 31, 2000 relating to the financial statements in Shop at Home, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000. We also consent to the incorporation by reference of our report dated August 31, 2000 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Nashville, Tennessee

October 09, 2000